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                   UNITED STATES                              OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION             ------------------------
               Washington, D.C. 20549                   OMB Number:    3235-0101
                                                        Expires:    May 31, 2000
                                                        Estimated average burden
                                                        hours per response...2.0
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                                                              SEC USE ONLY
                      FORM 144                          ------------------------
        NOTICE OF PROPOSED SALE OF SECURITIES           DOCUMENT SEQUENCE NO.
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
                                                        ------------------------
                                                        CUSIP NUMBER

                                                        ------------------------
                                                        WORK LOCATION

                                                        ------------------------

ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market marker.

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1 (a) NAME OF ISSUER (Please type or print)                  (b) IRS IDENT. NO. (c) SEC FILE NO.

               DIANON Systems, Inc.                                06-1128081       000-19392
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
1 (d) ADDRESS OF ISSUER       STREET         CITY              STATE             ZIP CODE                 (e) TELEPHONE NO.
                                                                                                          --------------------------
 200 Watson Boulevard                      Stratford         Connecticut          06615                    AREA
                                                                                                           CODE           NUMBER
                                                                                                           (203)         381-4000
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
2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES (b) IRS IDENT NO.  (c) RELATIONSHIP  (d) ADDRESS STREET   CITY    STATE  ZIP
      ARE TO BE SOLD                                                         TO ISSUER                                         CODE

  G.S. Beckwith Gilbert                                                      Director       47 Arch Street,     Greenwich, CT  06830
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

  INSTRUCTION The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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3 (a)       (b)                                  SEC USE ONLY   (c)            (d)            (e)            (f)          (g)
                                                                  NUMBER OF      AGGREGATE       NUMBER OF    APPROXIMATE  NAME OF
 TITLE OF                                                         SHARES OR        MARKET        SHARES OR   DATE OF SALE   EACH
   THE        NAME AND ADDRESS OF EACH BROKER                       OTHER          VALUE           OTHER                  SECURITIES
 CLASS OF             THROUGH WHOM THE           BROKER-DEALER     UNITS TO                        UNITS      (See instr.  EXCHANGE
SECURITIES    SECURITIES ARE TO BE OFFERED OR    FILE NUMBER        BE SOLD                     OUTSTANDING     3(f))
TO BE SOLD           EACH MARKET MAKER                         (See instr.    (See instr.    (See instr.                 (See instr.
              WHO IS ACQUIRING THE SECURITIES                     3(c))          3(d))          3(e))        (MO. DAY YR.)   3(g))
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

Common      Bear Stears & Co. Inc.                               28,314        $1,624,374      12,132,671       6/26/02      NASDAQ
Stock       383 Madison Avenue
            New York, NY  10179
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

INSTRUCTIONS:

1.    (a)   Name of Issuer
      (b)   Issuer's IRS Identification Number
      (c)   Issuer's SEC file number, if any
      (d)   Issuer's address, including zip code
      (e)   Issuer's telephone number, including area code

2.    (a)   Name of person for whose account the securities are to be sold
      (b)   Such person's IRS identification number, if such person is an entity
      (c)   Such person's relationship to the issuer (e.g., officer, director,
            10% stockholder, or member of immediate family of any of the foregoing)
      (d)   Such person's address, including zip code

3.    (a)   Title of the class of securities to be sold
      (b)   Name and address of each broker through whom the securities are intended to be sold
      (c)   Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
      (d)   Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
      (e)   Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
      (f)   Approximate date on which the securities are to be sold
      (g)   Name of each securities exchange, if any, on which the securities are intended to be sold

                        TABLE I -- SECURITIES TO BE SOLD

    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

------------------------------------------------------------------------------------------------------------------------------
                                                      Name of Person from
                                                         Whom Acquired         Amount of
 Title of     Date you    Nature of Acquisition       (If gift, also give      Securities   Date of
the Class     Acquired         Transaction            date donor acquired)      Acquired    Payment     Nature of Payment
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             1,081       6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/27/95, at an exercise
                          price of $4.6250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             1,212       6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/2/96, at an exercise price
                          of $4.1250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              952        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/1/96, an exercise price of
                          $5.2500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              792        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/1/96, at an exercise price
                          of $6.3125 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              754        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/96, at an exercise
                          price of $6.6250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              588        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/2/97, at an exercise price
                          of $8.5000 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              571        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/1/97, at an exercise price
                          of $8.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              533        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/1/97, at an exercise price
                          of $9.3750 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              583        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/97, at an exercise
                          price of $8.5625 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             10,400      6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          12/11/97, at an exercise
                          price of $8.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             2,400       6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/2/98, at an exercise price
                          of $9.7500 per share
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Common     6/26/02        Acquired pursuant to the            Issuer              512        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/2/98, at an exercise price
                          of $9.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              512        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/1/98, at an exercise price
                          of $9.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              555        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/1/98, at an exercise price
                          of $9.0000 per share
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              833        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/98, at an exercise
                          price of $6.0000 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              579        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/4/99, at an exercise price
                          of $8.6250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             1,800       6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/4/99, at an exercise price
                          of $8.6250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              579        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/1/99, at an exercise price
                          of $8.6250 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              459        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/1/99, at an exercise price
                          of $10.8750 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              500        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/99, at an exercise
                          price of $10.0000 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer             1,200       6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/3/00, at an exercise price
                          of $13.3750 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              335        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/3/00, at an exercise price
                          of $13.3750 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              192        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/3/00, at an exercise price
                          of $20.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer              134        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/3/00, at an exercise price
                          of $26.0000 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer               76        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/00, at an exercise
                          price of $39.0630 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer               62        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          1/2/01, at an exercise price
                          of $40.0630 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer               67        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          4/2/01, at an exercise price
                          of $29.7500 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer               33        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          7/2/01, at an exercise price
                          of $44.0000 per share
------------------------------------------------------------------------------------------------------------------------------

Common     6/26/02        Acquired pursuant to the            Issuer               20        6/26/02          Cash
                          exercise of Non-Qualified
                          Stock Options, granted on
                          10/1/01, at an exercise
                          price of $49.5100 per share
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INSTRUCTIONS:

1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

================================================================================
              TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Amount of
                                                                                       Date of   Securities
           Name and Address of Seller                       Title of Securities Sold    Sale        Sold         Gross Proceeds
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         4/24/02       2,100            $139,965
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         4/25/02      19,000          $1,246,677
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         4/26/02      52,300          $3,359,051
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         5/2/02       37,700          $2,519,996
------------------------------------------------------------------------------------------------------------------------------------
Gilbert Family Trust, 47 Arch Street, Greenwich CT 06830          Common Stock         5/3/02       21,951          $1,450,351
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert I.R.A. Contributory Account,                Common Stock         5/3/02       26,049          $1,721,115
47 Arch Street, Greenwich CT 06830
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert I.R.A. Contributory Account,                Common Stock         5/6/02       56,102          $3,705,846
47 Arch Street, Greenwich CT 06830
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert I.R.A. Contributory Account,                Common Stock         5/7/02        8,300            $541,800
47 Arch Street, Greenwich CT 06830
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert I.R.A. Contributory Account,                Common Stock         5/8/02       30,500          $1,965,737
47 Arch Street, Greenwich CT 06830
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert I.R.A. Contributory Account,                Common Stock         5/9/02        1,000             $64,360
47 Arch Street, Greenwich CT 06830
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         5/9/02        3,600            $232,315
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         5/14/02      90,000          $5,896,251
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         5/15/02     171,400         $11,078,850
------------------------------------------------------------------------------------------------------------------------------------
G.S. Beckwith Gilbert, 47 Arch Street, Greenwich CT 06830         Common Stock         5/16/02      35,000          $2,174,809
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (c) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

          6/26/02                                /s/ G.S. Beckwith Gilbert
--------------------------                       -------------------------------
      DATE OF NOTICE                                       (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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